AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 19th day of April, 2010, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended (the "Agreement"), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the Osterweis Fund and the Osterweis Strategic Income Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit I of the Agreement is hereby superseded and replaced with Exhibit I attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Robert M. Slotky	By: /s/Michael R. McVoy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Vice President

Exhibit I
to the PMP Fund Administration Servicing Agreement
Osterweis Funds

Name of Series
Osterweis Fund
Osterweis Strategic Income Fund
Osterweis Strategic Investment Fund

FUND ADMINISTRATION ANNUAL FEE SCHEDULE at 4/1/10
Domestic Funds

Annual fee based upon assets for the complex (domestic funds only aggregated)*
   12 basis points on the first $150 million
♦ 10 basis points on the next $150 million
♦   8 basis points on the next $250 million
♦   5 basis points on the next $250 million
♦   4 basis points on the next $1.2 billion
♦   3 basis points on the balance
♦ Minimum annual fee:  $30,000 per fund

International Funds

Annual fee based upon assets per fund*
20 basis points on the first $100 million
15 basis points on the next $100 million
10 basis points on the next $100 million
6 basis points on the balance
Minimum annual fee:  $40,000 per fund

Multiple Classes
Additional $10,000 per year per class

Fees are billed monthly

* Subject to CPI increase.

Advisor Information Source Web Portal
• $150 /fund/month (waived)
• $500 /fund/month for clients using an external administration service
• $200 /hour custom development – quoted based upon client requirements

Extraordinary Services
Quoted separately based upon requirements

Includes monthly fund performance reporting.  Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
♦ Postage, Stationery
♦ Programming, Special Reports
♦ Daily Compliance Testing Systems Expense
♦ Proxies, Insurance
♦ EDGAR filing
♦ Retention of records
♦ Federal and state regulatory filing fees
♦ Certain insurance premiums
♦ Expenses from board of directors meetings
♦ SEC 15c Reporting
♦ Auditing and legal expenses
♦ Blue Sky conversion expenses (if necessary)
♦ All other out-of-pocket expenses

(Approval of fee schedule not needed by Advisor.  Fees have not changed since April, 2010 Amendment)